As filed with the Securities and Exchange Commission on October 2, 2025

Registration No. 333-290666

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXGEN ENERGY LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1090	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 3150 - 1021 West Hastings Street

Vancouver, British Columbia V6E 0C3

Canada

(604) 428-4112

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Leigh R. Curyer President and Chief Executive Officer NexGen Energy Ltd. Suite 3150 - 1021 West Hastings Street Vancouver, British Columbia V6E 0C3 Canada (604) 428-4112	Jay Sujir Ronald G. Murray Farris LLP 25th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B3 Canada (604) 684-9151

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (    ) at (    ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information contained herein is subject to completion and amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States.

Subject to Completion, dated October 2, 2025

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

Amending and Restating the Preliminary Short Form Prospectus dated October 1, 2025

New Issue	, 2025

NEXGEN ENERGY LTD.

$400,000,002.64

33,112,583 Common Shares

$12.08 per Common Share

This amended and restated preliminary short form prospectus (the “Prospectus”) hereby qualifies the distribution in each of the provinces and territories of Canada, other than Québec (the “Offering”) of an aggregate of 33,112,583 common shares (the “Offered Shares”, as modified below) in the capital of NexGen Energy Ltd. (“NexGen” or the “Company”) at an offering price of $12.08 per Offered Share (the “Offering Price”). The Offered Shares will be sold pursuant to an underwriting agreement dated October 2, 2025 (the “North American Underwriting Agreement”) among the Company and Merrill Lynch Canada Inc., Stifel Nicolaus Canada Inc., J.P. Morgan Securities Canada Inc., BMO Nesbitt Burns Inc., National Bank Financial Inc., RBC Dominion Securities Inc., and Canaccord Genuity Corp. (together, the “North American Underwriters”). The Offering Price was determined by arm’s length negotiation between the North American Underwriters and the Company with reference to the prevailing market price of the common shares of the Company (the “Common Shares”). See “Plan of Distribution”.

Concurrent with the Offering, the Company will also conduct a fully underwritten offering of Common Shares to be settled in the form of Australian CHESS Depositary Interests (“CDIs”) at the Australian dollar equivalent of the Offering Price and for aggregate gross proceeds of $553,020,003.40, to Australian “sophisticated investors” and “professional investors” (within the meaning of sub-sections 708(8) and 708(11) of the Australian Corporations Act) and investors in other jurisdictions that may lawfully participate (the “Concurrent Offering”) pursuant to an amended and restated underwriting agreement dated October 2, 2025 (the “Australian Underwriting Agreement”) between the Company and Aitken Mount Capital Partners Pty Ltd (ABN 39 169 972 436), as sole underwriter and, together with the Australian JLM, joint bookrunner and joint lead manager to the Concurrent Offering (the “Australian Underwriter”), and an amended and restated joint lead manager appointment agreement dated October 2, 2025 between the Company and Canaccord Genuity (Australia) Limited (CAN 075 071 466) (the “Australian JLM”) as joint bookrunner and joint lead manager to the Concurrent Offering. The completion of the Offering is not conditional upon the completion of the Concurrent Offering and the completion of the Concurrent Offering is not conditional upon the completion of the Offering. See “Concurrent Offering”.

NexGen is permitted, under a multi-jurisdictional disclosure system (the “MJDS”) adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The Company prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Thus, the Company’s financial statements may not be comparable to the financial statements of United States companies.

Prospective investors should be aware that the acquisition, ownership and disposition of the Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or are resident in Canada are not described fully herein. Prospective investors should read the tax discussion contained herein and consult their own tax advisors with respect to their own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Prospectus.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of British Columbia, Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Company and said persons are located outside of the United States.

THESE OFFERED SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

An investment in Offered Shares involves significant risks that should be carefully considered by prospective investors before purchasing Offered Shares. The risks outlined in this Prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with any investment in Offered Shares. See “Cautionary Statement On Forward-Looking Information” and “Risk Factors”. See also “Purchasers’ Statutory Rights” for information about the right to withdraw or rescind from an agreement to purchase securities.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NXE”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $12.65. In addition, the Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “NXE”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the NYSE was US$9.08. The Common Shares also trade in the form of CDIs on the Australian Securities Exchange (the “ASX”) under the symbol “NXG”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the CDIs on the ASX was A$13.68. The Company has applied for the listing of the Offered Shares issuable under this Prospectus on the TSX and NYSE.

	Price to the Public	North American Underwriters’ Fee(1)	Net Proceeds to the Company(2)
Per Offered Share	$12.08	$0.604	$11.476
Total Offering	$400,000,002.64	$20,000,000.13	$380,000,002.51

Notes:

(1)

Pursuant to the terms and conditions of the North American Underwriting Agreement, the Company has agreed to pay a cash fee to the North American Underwriters, equal to 5.0% of the aggregate gross proceeds of the sale of the Offered Shares (the “North American Underwriters’ Fee”) equal to $0.604 per Offered Share. See “Plan of Distribution”.

(2)	After deducting the North American Underwriters’ Fee, but before deducting the other expenses of the Offering, estimated to be $1 million, which will be paid from the proceeds of the Offering.

The North American Underwriters, as principals, conditionally offer the Offered Shares under this Prospectus, subject to prior sale, if, as and when issued by the Company and accepted by the North American Underwriters in accordance with the conditions contained in the North American Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain Canadian legal matters on behalf of the Company by Farris LLP, certain United States legal matters on behalf of the Company by Dorsey & Whitney LLP, certain Canadian legal matters on behalf of the North American Underwriters by Blake, Cassels & Graydon LLP and certain United States legal matters on behalf of the North American Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

Subscriptions for Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that closing of the Offering will occur on or about October 15, 2025 or such other date as the Company and the North American Underwriters may agree, but in any event, not more than 42 days after the date of the receipt for the final short form prospectus (the “Closing” or “Closing Date”). Other than pursuant to certain exceptions, the Offered Shares sold pursuant to the Offering will be issued in electronic form to the Canadian Depository for Securities Inc. (“CDS”) or nominees thereof and deposited with CDS upon Closing of the Offering. A purchaser will receive only a customer confirmation of the issuance of the securities purchased pursuant to the Offering from the North American Underwriters or other registered dealer who is a CDS participant through which the Offered Shares are purchased. Subject to the foregoing sentence, no definitive certificates will be issued unless specifically requested or required. See “Plan of Distribution”.

After the North American Underwriters have made reasonable efforts to sell all of the Offered Shares, the initial Offering Price may be decreased, and further changed from time to time, to an amount not greater than the initial Offering Price. Notwithstanding any reduction by the North American Underwriters on the Offering Price, the Company will still receive net proceeds of $11.476 per Offered Share purchased by the North American Underwriters pursuant to this Offering. See “Plan of Distribution”.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Offered Shares offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The Company has not authorized anyone to provide purchasers with information different from that contained or incorporated by reference in this Prospectus. An investment in the Offered Shares is speculative and involves a high degree of risk that should be considered by potential purchasers. An investment in the Offered Shares is suitable only for those purchasers who are willing to risk a loss of some or all of their investment and who can afford to lose some or all of their investment. The risk factors included and incorporated by reference into this Prospectus should be reviewed carefully and evaluated by prospective purchasers of the Offered Shares. See “Risk Factors” and “Cautionary Statement On Forward-Looking Information”.

The Company’s head office is located at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 and its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Directors of the Company residing outside of Canada have appointed NexGen Energy Ltd. at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

Name of Person	Name and Address of Agent
Leigh Curyer	NexGen Energy Ltd., Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

Warren Gilman	NexGen Energy Ltd., Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

Chris McFadden	NexGen Energy Ltd., Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

Sharon Birkett	NexGen Energy Ltd., Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

ABOUT THIS SHORT FORM PROSPECTUS

In this Prospectus, the Company and its subsidiaries are collectively referred to as the “Company” or “NexGen”, unless the context otherwise requires.

The Company has filed with the SEC a registration statement on Form F-10 (the “U.S. Registration Statement”) under the United States Securities Act of 1933, as amended, with respect to the Offered Shares. Readers should rely only on the information contained or incorporated by reference in this Prospectus and on the other information included in the U.S. Registration Statement of which this Prospectus forms a part. The Company has not authorized anyone to provide readers with information that is different or additional information from that contained in this Prospectus. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. The Company takes no responsibility for, and can provide no assurance as to the reliability of any other information that others may give readers of this Prospectus. The Company is not making an offer to sell or seeking an offer to buy the Offered Shares in any jurisdiction where the offer or sale is not permitted.

References to “management” in this Prospectus mean the persons acting in the capacity of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the other persons who are the Company’s executive officers. Any statements in this Prospectus made by or on behalf of management are made in such persons’ capacities as officers of the Company and not in their personal capacities.

This Prospectus and the documents incorporated herein by reference contain names, product names, trade names, trademarks and service marks of the Company. The Company owns or has rights to trademarks, service marks or trade names that it uses in connection with the operation of its business. In addition, the Company’s name and logo are its service marks or trademarks. The other trademarks, trade names and service marks appearing in this Prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Prospectus are typically listed without the ©, ® and ™ symbols, but the Company will assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This Prospectus shall not be used by anyone for any purpose other than in connection with the Offering as described herein. The Company does not undertake to update the information contained or incorporated by reference herein, except as required by applicable securities laws. Information contained on, or otherwise accessed through, the website of the Company, www.nexgenenergy.ca, shall not be deemed to be a part of this Prospectus or documents incorporated by reference herein or therein, and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares.

Information contained in this Prospectus should not be construed as legal, tax or financial advice and readers are urged to consult their own professional advisors in connection therewith.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

All statements, other than statements of historical fact, contained or incorporated by reference in this Prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking information herein and in the documents incorporated by reference herein are provided as of the date of such documents only, and the Company does not intend, and does not assume any obligation, to update this forward-looking information and statements, except as required by law. Generally, forward-looking information and statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof. Forward-looking information and statements contained or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the future financial and operating performance of NexGen; planned exploration and development activities; budgets; the interpretation of drill results and other geological information; mineral reserve and resource estimates (to the extent they involve estimates of the mineralization that will be encountered if a project is developed); requirements for additional capital; capital costs; operating costs; cash flow estimates; production estimates; the future price of uranium and similar statements relating to the economic viability of a project, including the Rook I Project (as defined herein); expectations with respect to the process for and receipt of regulatory approvals, permits and licenses under governmental and other applicable regulatory regimes; future financings and the ability to raise capital; the future price of uranium; requirements for additional capital; the expectation that the Concurrent Offering will be completed; the proposed use of proceeds of the Offering and the Concurrent Offering; the amount of proceeds from the Concurrent Offering; and the listing of Offered Shares on any securities exchange.

Forward-looking information and statements are based on the then current expectations, beliefs, assumptions, estimates and forecasts of NexGen about NexGen’s business and the industry and markets in which it operates. Forward-looking information and statements are made based upon numerous assumptions, including among others, that the results of planned exploration and development activities will be as anticipated and on time; the price of uranium; the cost of planned exploration and development activities; that as plans continue to be refined for the development of the Rook I Project, there will be no changes in project parameters that would materially adversely affect the Rook I Project; that financing will be available if and when needed and on reasonable terms; that third-party contractors, equipment, supplies and governmental and other approvals required to conduct NexGen’s planned exploration and development activities will be available on reasonable terms and in a timely manner; that there will be no revocation of adverse amendments to or delays in granting government approvals; that general business, economic, competitive, social, and political conditions will not change in a material adverse manner; the assumptions underlying the Company’s mineral reserve and resource estimates; assumptions made in the interpretation of drill results and other geological information; the ability to achieve production on the Rook I Project; other estimates, assumptions, and forecasts; the proposed use of proceeds of the Offering and the Concurrent Offering; and the listing of Offered Shares qualified by this document on any securities exchange. Although the assumptions made by the Company in providing forward-looking information or making forward-looking statements are considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate.

Forward-looking information and statements also involve known and unknown risks and uncertainties and other factors, which may cause actual results, performances and achievements of NexGen to differ materially from any projections of results, performances and achievements of NexGen expressed or implied by such forward-looking information or statements, including, among others, the Company’s broad discretion in the use of the proceeds of the Offering and Concurrent Offering; negative operating cash flow and dependence on third-party financing; uncertainty of additional financing; the price of uranium and alternative sources of energy; exploration and development risks; uninsurable risks; reliance upon key management and other personnel; the imprecision of mineral reserve and resource estimates; the risk that pending assay results will not confirm previously announced preliminary results; climate change; aboriginal title and consultation issues; risks related to title to its properties; information security and cyber threats; failure to manage conflicts of interest; failure to obtain or maintain required permits and licences; changes and compliance with laws, regulations and policy; political and regulatory risks; risks associated with competition; trading price and volatility of Common Shares; general inflationary pressures; industry and economic factors that may affect the business; potential dilution from future financings; loss of foreign private issuer status in the future; and other factors discussed or referred to in this Prospectus under “Risk Factors” and the documents incorporated or deemed to be incorporated by reference herein, which readers are advised to carefully review and consider.

Although NexGen has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information or statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

There can be no assurance that such information or statements will prove to be accurate, as actual results and future events and actions could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information or statements. The forward-looking information and statements contained in this Prospectus are made as of the date of this Prospectus and, accordingly, are subject to change after such date.

All of the forward-looking statements made in this Prospectus and the documents incorporated by reference herein are qualified by these cautionary statements and those made in the Company’s other filings with the securities regulators of Canada and the United States including, but not limited to, the cautionary statements made in the “Risk Factors” section of this Prospectus, the “Risk Factors” section of the AIF (as defined herein) and the “Risk Analysis” sections of the 2024 MD&A and Q2 2025 MD&A (each as defined herein). These factors are not intended to represent a complete list of the factors that could affect NexGen. NexGen disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law. The Company’s public filings with the securities commissions or similar authorities in each of the provinces and territories of Canada can be found through the SEDAR+ website on the Company’s profile at www.sedarplus.ca.

NOTICE REGARDING PRESENTATION OF MINERAL RESERVE AND RESOURCE ESTIMATES

In accordance with applicable Canadian securities regulatory requirements, all disclosure relating to mineral properties, mineralization and estimates of mineral reserves and mineral resources of NexGen included or incorporated by reference herein have been prepared in accordance with National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”), classified in accordance with Canadian Institute of Mining Metallurgy and Petroleum’s “CIM Standards on Mineral Resources and Reserves Definitions and Guidelines”. The definitions of mineral reserves and mineral resources are set out in our disclosure of the Company’s mineral reserve and mineral resource estimates that are incorporated by reference in this Prospectus. The requirements of NI 43-101 are different than SEC disclosure requirements applicable to mineral reserves and mineral disclosure. Therefore, disclosure relating to mineral properties, mineralization and estimates of mineral reserves and mineral resources contained herein is not comparable to disclosure by issuers required to comply with SEC disclosure requirements.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

NexGen’s consolidated financial statements as at December 31, 2024 and 2023 and for the years then ended and incorporated by reference in this Prospectus have been prepared in accordance with IFRS accounting standards. IFRS accounting standards differ in some material respects from United States Generally Accepted Accounting Principles (“U.S. GAAP”) and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, financial information included or incorporated in this Prospectus may not be comparable to financial information prepared by companies in the United States.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is a corporation existing under the laws of the Province of British Columbia, Canada. A majority of the assets of the Company are located outside of the United States and a majority of the directors and officers of the Company and some of the experts named in this Prospectus are residents of Canada and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the

United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. There is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Company has filed with the SEC, concurrently with the U.S. Registration Statement of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving it in a U.S. court arising out of or related to or concerning the offering of securities under this Prospectus.

CERTAIN AVAILABLE INFORMATION

In addition to NexGen’s continuous disclosure obligations under Canadian securities laws, NexGen is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the Common Shares are registered under Section 12(b) of the Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the MJDS, the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. The Company’s filings with the SEC are electronically available from the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), and which may be accessed at www.sec.gov.

The Company has filed with the SEC the U.S. Registration Statement with respect to the Offered Shares. This Prospectus, including the documents incorporated by reference in this Prospectus, which forms a part of the U.S. Registration Statement, does not contain all of the information set forth in the U.S. Registration Statement, certain parts of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Offered Shares, reference is made to the U.S. Registration Statement and the exhibits thereto. The U.S. Registration Statement can be found on EDGAR at www.sec.gov.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All references to “$” in this Prospectus are to Canadian dollars, all references to “US$” are to United States dollars and all references to “A$” are to Australian dollars. The following exchange rate information is based on the Bank of Canada daily rate of exchange.

For the year ended December 31, 2024, the high, low, average and closing exchange rates for: (i) US$1.00 expressed in Canadian dollars were $1.4416, $1.3316, $1.3698, and $1.4389, respectively; and (ii) A$1.00 expressed in Canadian dollars were $0.9333, $0.8738, $0.9035, and $0.8915, respectively. For the six-month period ended June 30, 2025, the high, low, average and closing exchange rates for: (i) US$1.00 expressed in Canadian dollars were $1.4603, $1.3558, $1.4094, and $1.3643, respectively; and (ii) A$1.00 expressed in Canadian dollars were $0.9114, $0.8540, $0.8938, and $0.8949, respectively.

On October 1, 2025, the Bank of Canada daily rate of exchange was US$1.00 = $1.3940 or $1.00 = US$0.7174, and A$1.00 = $0.9218 or $1.00 = A$1.0848.

The Common Shares to be issued in accordance with the Australian Underwriting Agreement will be issued at price of A$13.10 each. For purposes of this Prospectus, the details of the Concurrent Offering are referred to in Canadian dollars based on an exchange rate of A$1.00 = C$0.9217, reflecting the Bloomberg exchange rate as quoted on October 1, 2025.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada, except Québec. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of the Company at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 (Telephone (604) 428-4112) and are also available electronically at www.sedarplus.ca. The filings of the Company through SEDAR+ are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents filed by the Company with the securities commissions and similar regulatory authorities in all of the provinces and territories of Canada, except Québec, are specifically incorporated by reference in, and form an integral part of, this Prospectus:

(a)	annual information form of the Company for the year ended December 31, 2024 dated March 3, 2025 (the “AIF”);

(b)

audited consolidated financial statements of the Company as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the reports of independent registered public accounting firm thereon;

(c)	management’s discussion and analysis of financial condition and result of operations of the Company for the year ended December 31, 2024 (the “2024 MD&A”);

(d)	management information circular of the Company dated May 1, 2025 in connection with the annual general and special meeting of shareholders held on June 17, 2025;

(e)	unaudited interim condensed consolidated financial statements of the Company as at June 30, 2025 and for the three and six months ended June 30, 2025 and 2024, together with the notes thereto; and

(f)	management’s discussion and analysis of financial condition and result of operations of the Company for the three and six months ended June 30, 2025 (the “Q2 2025 MD&A”).

Any documents of the types referred to above, any material change reports and business acquisition reports (but excluding confidential material change reports) and any other documents referred to in Form F1 of National Instrument 44-101 – Short Form Prospectus Distributions, Item 11.1 filed by the Company with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the distribution pursuant to the Offering will be deemed to be incorporated by reference in this Prospectus.

Documents and information in an annual report on Form 40-F filed by the Company with the SEC under the Exchange Act, from the date of this Prospectus and prior to the completion of the Offering shall be deemed incorporated by reference as exhibits to the U.S. Registration Statement of which this Prospectus forms a part. To the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the U.S. Registration Statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the U.S. Registration Statement of which it forms a part, other information from documents that the Company files with or furnishes to the SEC pursuant to

Section 13(a) or 15(d) of the U.S. Exchange Act, if and to the extent expressly provided therein. The information contained on the Company’s website or any other website the address of which is included herein or in any of the documents enumerated above is not part of this Prospectus and is not incorporated by reference in this Prospectus despite any references thereto in any such documents.

The Prospectus in electronic format may be made available electronically on websites or through other online services maintained by the North American Underwriters or by their affiliates. Other than the Prospectus in electronic format, the information on the North American Underwriters’ websites and any information contained in any other website maintained by the North American Underwriters or their affiliates is not part of the Prospectus, has not been approved or endorsed by the Company or the North American Underwriters and should not be relied upon by investors.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this Prospectus.

MARKETING MATERIALS

Any “template version” of “marketing materials” (each as defined in National Instrument 41-101 – General Prospectus Requirements, collectively, the “Marketing Materials”) filed on SEDAR+ after the date of this Prospectus and before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the Marketing Materials) will be deemed to be incorporated into this Prospectus. The Marketing Materials shall not be part of this Prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in this Prospectus.

NEXGEN ENERGY LTD.

NexGen is engaged in uranium exploration and development. The Company’s head office is located at Suite 3150-1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 and its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3. NexGen’s website address is www.nexgenenergy.ca.

NexGen was incorporated on March 8, 2011 under the Business Corporations Act (British Columbia) (the “BCBCA”) as “Clermont Capital Inc.” and changed its name to “NexGen Energy Ltd.” on April 19, 2013.

The Common Shares trade on the TSX and NYSE under the symbol “NXE”, and as CDIs on the ASX under the symbol “NXG”.

NexGen is a reporting issuer in all of the provinces and territories of Canada. The Common Shares are also registered under the Exchange Act, and NexGen is subject to the SEC reporting requirements thereunder. NexGen is admitted to the official list of the ASX as an “ASX Foreign Exempt Listing”.

The Company has no material subsidiaries.

Summary Description of the Business

NexGen is a British Columbia corporation with a focus on developing into production the 100% owned Rook I Project (the “Rook I Project”) located in the southwestern Athabasca Basin of Saskatchewan, Canada. NexGen has a highly experienced team of uranium industry professionals with a successful track record in the discovery of uranium deposits and in the development of projects from discovery to production. NexGen also owns a portfolio of highly prospective uranium properties in the southwestern Athabasca Basin of Saskatchewan, Canada.

NexGen’s principal asset is currently the Rook I Project, which includes the Arrow discovery in February 2014. The Rook I Project consists of 32 contiguous mineral claims totaling 35,065 hectares.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Company’s AIF and the documents incorporated by reference into this Prospectus. The most recent Updated Cost Estimate (August 2024) for the Rook I Project is disclosed in the Q2 2025 MD&A. See “Documents Incorporated by Reference”.

Subsequent to the date of the AIF, the Company continued to progress its regulatory permitting processes with respect to the Rook I Project, supply arrangements, general preparatory work in relation to the Rook I Project and exploration activities in the Patterson Corridor East.

On September 30, 2025, the Company terminated its previously announced at-the-market program be terminating its equity distribution agreement dated December 11, 2023, and amended April 29, 2024, entered into with Virtu Canada Corp. and Virtu Americas, LLC, thereby creating $140,976,696 in room under its final short form base shelf prospectus filed in all provinces and territories of Canada dated December 8, 2023.

CONCURRENT OFFERING

Concurrent with the Offering, the Company will also conduct the underwritten Concurrent Offering of Common Shares at the Offering Price for aggregate gross proceeds of $552,995,395.12 to Australian “sophisticated investors” and “professional investors” (within the meaning of sub-sections 708(8) and 708(11) of the Australian Corporations Act) and investors in other jurisdictions that may lawfully participate pursuant to the Australian Underwriting Agreement. The completion of the Offering is not conditional upon the completion of the Concurrent Offering and the completion of the Concurrent Offering is not conditional upon the completion of the Offering. There can be no assurance that the Concurrent Offering will be consummated on the terms described herein or at all.

The Company agrees and acknowledges that the North American Underwriters are not providing services to or on behalf of, and do not assume or accept any duty or responsibility to, the Company or any other person in connection with the Concurrent Offering and the North American Underwriters undertake no obligation to the Company or to the purchasers under the Concurrent Offering. The Company acknowledges and agrees that the purchasers under the Concurrent Offering do not and will not have any recourse to or any rights against the North American Underwriters, and the North American Underwriters do not and will not have any liability whatsoever to purchasers under or in connection with the Concurrent Offering.

CONSOLIDATED CAPITALIZATION

There has been no material change in the consolidated capitalization of the Company since June 30, 2025, the date of the Company’s most recent financial statements, other than the expected completion of the Offering and the Concurrent Offering.

The following table sets forth the number of Common Shares that will be issued and outstanding following the completion of the Offering and the Concurrent Offering:

Common Shares currently issued and outstanding	575,181,968
Common Shares issuable under the Offering	33,112,583
Common Share issuable under the Concurrent Offering	45,801,527
Total	654,096,078

USE OF PROCEEDS

The estimated net proceeds to be received by the Company from the Offering will be approximately $379 million, after deducting the North American Underwriters’ Fee of $20 million and estimated expenses of the Offering of $1 million.

The estimated net proceeds to be received by the Company from the Concurrent Offering will be approximately $530 million, after deducting the Australian Underwriter and Australian JLM’s fees of approximately $22 million and the Australian Underwriter’s estimated expenses of the Concurrent Offering of $1 million.

Principal Purposes

The Company has historically funded its operations and project development solely through equity and debt financings. As at June 30, 2025, the Company had $372 million cash on hand. The Company’s cash on hand, together with the net proceeds of the Offering and the Concurrent Offering, if consummated, are expected to provide sufficient funding to progress the business objectives and milestones as disclosed in this Prospectus.

The Company intends to use the net proceeds from the Offering and the Concurrent Offering for the following purposes:

	Approximate Use of Net Proceeds ($’000)
Activity or Nature of Expenditure	Closing of the Offering	Closing of the Offering and the Concurrent Offering(2)
Engineering	$75,000	$75,000
Rook I Pre-Production Capital Costs(1)	$254,000	$744,000
General Corporate Purposes	$50,000	$90,000
Total	$379,000	$909,000

(1)

Includes approximately $295 million for long-lead procurement, a portion of which is expected to occur prior to receipt of a Canadian Nuclear Safety Commission (“CNSC”) licence, with the balance and all construction activities subject to receipt of such licence and a final investment decision by the board of directors of the Company.

(2)

If the Company does not complete the Concurrent Offering, such use of the net proceeds of the Offering and Concurrent Offering (and the corresponding expenditures under “Business Objectives and Milestones” below) will be prioritized to advance engineering of the Rook I Project, long-lead procurement and then major construction.

The above allocation represents the Company’s current intentions with respect to its use of proceeds, based on current knowledge, planning and expectations of management of the Company. Actual expenditures may differ from the estimates set forth above, and there may be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary or prudent. The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to under “Risk Factors” herein, in the AIF and in the other documents incorporated by reference herein.

Until used for the above purposes, the Company may invest the net proceeds of this Offering that it does not immediately require in short-term marketable debt securities, cash balances, certificates of deposit, and other instruments issued by banks or guaranteed by the government of Canada, or add them to general working capital.

The Company does not have revenues and has historically had negative cash flow from operating activities. The Company has funded its operations and project development solely through equity and debt financings. The Company anticipates it will continue to have negative cash flow from operating activities in future periods until profitable commercial production is achieved (if at all) at the Rook I Project. As a result, a portion of the net proceeds allocated to General Corporate Purposes may be used to fund negative cash flow from operating activities in future periods. See “Risk Factors” herein, in the AIF and in other documents incorporated by reference herein.

Business Objectives and Milestones

The Company’s business objectives to be funded from the net proceeds of the Offering and Concurrent Offering, if consummated, are as follows:

(i)	Advance Engineering of the Rook I Project

An aggregate of $75 million has been allocated to advance engineering activities for the Rook I Project. Work is progressing to a detailed engineering level across multiple areas, including shaft sinking, water treatment works, and above- and below-ground infrastructure. These costs are expected to cover engineering through the CNSC’s licencing process and into the construction phase.

(ii)	Rook I Pre-Production Capital Costs

The Company has allocated $744 million to pre-production capital costs, which are expected to be deployed in two main components, as outlined below:

•	Long-Lead Procurement (approximately $295 million)

Proceeds will be used to fund procurement of major equipment and materials that require early commitments, including contracts for maintenance and warehouse facilities, site electrical infrastructure, above ground processing equipment, and bulk construction materials. Certain payments are expected in the near term, with additional commitments continuing through the construction phase.

•	Major Construction (approximately $449 million)

Following receipt of a CNSC licence, proceeds will be used to fund construction activities, including shaft sinking (with associated ground preparation and headworks), site earthworks, freeze plant installation, and surface facility installations. The Company currently anticipates receiving the licence in 2026, although actual timing is uncertain and subject to risks described under “Risk Factors” herein, in the AIF and in the other documents incorporated by reference herein.

The Company will require additional financing over and above the Offering and Concurrent Offering in order to meet its longer-term business objectives, and there can be no assurances that such financing sources will be available as and when needed. Historically, the Company has funded its operations and project development solely through equity and debt financings. The availability of future financing will depend on a number of factors, including project progress, market conditions, and investor sentiment. If additional financing is not available on acceptable terms, the Company’s planned work programs may be postponed, or otherwise revised, as necessary. See “Risk Factors” herein, in the AIF and in the other documents incorporated by reference herein.

Prospective investors are cautioned that the above represents the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause actual events or results to differ materially from those described above. See “Cautionary Statement On Forward-Looking Information”.

The proposed use of proceeds has been reviewed and approved as being reasonable by Mr. Simon Allard, P.Eng., Vice President, Commercial, a Qualified Person for purposes of NI 43-101.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

The Company’s authorized capital consists of one class of Common Shares without par value. The Company is authorized to issue an unlimited number of Common Shares. Each Common Share is entitled to one vote. As at October 1, 2025, prior to giving effect to the Offering, 575,181,968 Common Shares were issued and outstanding.

All of the Common Shares are of the same class and rank equally as to voting rights, dividends and participation in assets of the Company on winding-up or dissolution. There are no pre-emptive rights or conversion rights, and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, except that the Company’s articles provide that the Company may, if authorized by a resolution of the directors, purchase or otherwise acquire any of its Common Shares at the price and upon the terms specified in such resolution and subject to the BCBCA. Provisions as to creation, modification, amendment or variation of such rights or such provisions are contained in the BCBCA.

Subject to the provisions of the BCBCA, the board of directors of the Company may declare dividends payable to the Company’s shareholders according to their respective rights and interest in the Company. Dividends may be paid in money or property or by issuing fully paid Common Shares. See “Dividend Policy”.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX under the symbol “NXE”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $12.65. In addition, the Common Shares are listed on the NYSE under the symbol “NXE”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the NYSE was US$9.08. The Common Shares also trade in the form of CDIs on the ASX under the symbol “NXG”. On October 1, 2025, the last trading day prior to the date of this Prospectus, the closing price of the CDIs on the ASX was A$13.68.

The following table sets forth the reported price range and the trading volume for the Common Shares on the TSX and NYSE and the CDIs on the ASX for the 12-month period prior to the date of this Prospectus.

Month	High TSX ($)	Low TSX ($)	Volume TSX	High NYSE (US$)	Low NYSE (US$)	Volume NYSE	High ASX (A$)	Low ASX (A$)	Volume ASX
2024
October	11.60	8.83	31,698,070	8.45	6.54	26,382,891	12.37	9.41	15,183,248
November	12.51	9.67	38,861,250	8.96	6.96	28,857,554	13.53	10.71	12,942,402
December	12.06	9.38	24,741,196	8.60	6.51	26,183,867	13.19	10.76	5,541,327

Month	High TSX ($)	Low TSX ($)	Volume TSX	High NYSE (US$)	Low NYSE (US$)	Volume NYSE	High ASX (A$)	Low ASX (A$)	Volume ASX
2025
January	11.07	8.73	36,979,106	7.72	6.07	29,328,971	12.10	9.80	4,420,320
February	9.66	7.36	29,090,935	6.76	5.10	28,854,213	10.89	8.37	12,472,605
March	7.72	6.17	45,358,445	5.35	4.30	46,152,174	8.65	7.16	13,012,386
April	7.57	5.59	33,748,874	5.48	3.91	40,284,390	8.89	6.44	12,258,046
May	9.07	7.10	35,833,366	6.60	5.16	37,101,377	10.16	8.05	15,982,448
June	9.81	8.21	35,987,435	7.25	5.98	38,057,523	10.98	9.23	9,939,168
July	10.20	8.73	41,243,679	7.45	6.37	33,723,022	11.30	9.66	8,995,983
August	11.38	8.68	37,506,539	8.27	6.26	31,577,633	12.09	9.98	9,719,737
September	13.1	10.28	45,899,785	9.42	7.46	42,313,026	14	11.4	13,221,863
October 1	12.80	12.34	1,583,671	9.18	8.86	1,592,645	13.68	13.44	388,562
Total for Periods			438,532,351			410,409,286			133,951,782

PRIOR SALES

The Company has not issued any Common Shares (or securities convertible into Common Shares) for the 12 months prior to the date of this Prospectus except as set out below:

Date Issued	Number of Securities Issued	Issue/Exercise/ Conversion Price Per Security ($)
October 15, 2024	Options to purchase up to 250,000 Common Shares		9.77
November 20, 2024	20,000 Common Shares(1)		7.45
November 22, 2024	33,333 Common Shares(1)		3.24
November 26, 2024	35,000 Common Shares(1)		4.79
December 6, 2024	2,700,000 Common Shares(1)		1.59
December 6, 2024	100,000 Common Shares(1)		1.59
December 9, 2024	200,000 Common Shares(1)		1.59
December 10, 2024	205,763 Common Shares(2)	US$	8.02
December 10, 2024	498,821 Common Shares(3)	US$	8.02
December 11, 2024	25,000 Common Shares(1)		1.59
December 12, 2024	25,000 Common Shares(1)		1.59
December 16, 2024	250,000 Common Shares(1)		5.16
December 20, 2024	Options to purchase up to 3,878,000 Common Shares		10.05
March 28, 2025	100,000 Common Shares(1)		5.57
April 1, 2025	280,000 Common Shares(1)		5.67
April 1, 2025	100,000 Common Shares(1)		5.57
April 10, 2025	100,000 Common Shares(1)		5.57
May 13, 2025	50,000 Common Shares(1)		5.52
May 26, 2025	250,000 Common Shares(1)		1.80
May 27, 2025	25,000 Common Shares(1)		1.80
June 2, 2025	100,000 Common Shares(1)		7.51
June 5, 2025	25,000 Common Shares(1)		1.80
June 10, 2025	277,073 Common Shares(2)	US$	5.96
June 10, 2025	629,712 Common Shares(3)	US$	5.96
July 24, 2025	191,667 Common Shares(1)		5.78
August 6, 2025	60,000 Common Shares(1)		5.64
August 11, 2025	250,000 Common Shares(1)		1.80

Date Issued	Number of Securities Issued	Issue/Exercise/ Conversion Price Per Security ($)
August 12, 2025	2,900,000 Common Shares(1)	1.80
August 14, 2025	10,000 Common Shares(1)	6.99
August 15, 2025	Options to purchase up to 4,250,000 Common Shares	9.37
August 18, 2025	250,000 Common Shares(1)	1.80
August 21, 2025	20,000 Common Shares(1)	5.57
August 22, 2025	66,667 Common Shares(1)	9.33
August 26, 2025	25,000 Common Shares(1)	5.57
September 2, 2025	66,666 Common Shares(1)	3.24
September 9, 2025	16,666 Common Shares(1)	7.51
September 10, 2025	50,000 Common Shares(1)	4.53
September 11, 2025	33,336 Common Shares(1)	5.44
September 16, 2025	50,000 Common Shares(1)	9.33
September 23, 2025	16,667 Common Shares(1)	7.51
September 24, 2025	150,000 Common Shares(1)	5.84

Notes:

(1)	Issued in connection with the exercise of stock options.
(2)	Common Shares issued in connection with interest payments on the US$110 million aggregate principal amount of 9.0% unsecured convertible debentures.
(3)	Common Shares issued in connection with interest payments on the US$250 million aggregate principal amount of 9.0% unsecured convertible debentures.

DIVIDEND POLICY

Although not restricted from doing so, the Company has not paid any dividends since incorporation and the Company does not expect to pay dividends in the foreseeable future. Payment of dividends in the future will be made at the discretion of the Company’s board of directors based upon, among other things, cash flow, the results of operations and financial condition of the Company, the need for funds to finance ongoing operations and such other considerations as the board of directors considers relevant.

PLAN OF DISTRIBUTION

Pursuant to the North American Underwriting Agreement, the Company has agreed to sell and the North American Underwriters have agreed to purchase, as principals, on the Closing Date, all, but not less than all, of the Offered Shares at a price of $12.08 per Offered Share for aggregate gross proceeds of $400,000,002.64, payable in cash to the Company against delivery of the Offered Shares, subject to compliance with all necessary legal requirements and to the conditions contained in the North American Underwriting Agreement. The North American Underwriting Agreement provides for the Company to pay the North American Underwriters a fee of $0.604 per Offered Share (or 5.0% of the total gross proceeds of the Offering), being an aggregate commission of $20,000,000.13, for their services performed in connection with the Offering, upon completion of the Offering.

The obligations of the North American Underwriters under the North American Underwriting Agreement are several and not joint, nor joint and several, and subject to compliance with all legal requirements and the conditions contained in the North American Underwriting Agreement. Each North American Underwriter may terminate its obligations under the North American Underwriting Agreement at its discretion on the basis of a “material change out”, “disaster out”, “regulatory out”, “breach out” and upon the occurrence of certain other stated events. The North American Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the North American Underwriting Agreement. The Offering Price was determined by arm’s length negotiation between the Company and the North American Underwriters, with reference to the prevailing market price of the Common Shares on the TSX and NYSE, and the prevailing market price of the CDIs on the ASX.

The Offering is being made concurrently in each of the provinces and territories of Canada, other than Québec, and in the United States pursuant to the MJDS. The Offered Shares will be offered in Canada and the United States by the North American Underwriters either directly or through their respective Canadian or U.S. broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside the United States and Canada will be made in accordance with applicable securities laws in Canada, the United States and such other jurisdictions. The Company is not making an offer to sell or a solicitation of an offer to buy the Offered Shares in any jurisdiction where such offer or solicitation is not permitted.

The North American Underwriters will not, in any capacity, be involved in the selling of any securities pursuant to the Concurrent Offering, and the North American Underwriters undertake no obligation to the Company or to the purchasers under the Concurrent Offering. The completion of the Offering is not conditional upon the completion of the Concurrent Offering and the completion of the Concurrent Offering is not conditional upon the completion of the Offering. The Company acknowledges and agrees that the purchasers under the Concurrent Offering do not and will not have any recourse to or any rights against the North American Underwriters, and the North American Underwriters do not and will not have any liability whatsoever to purchasers under or in connection with the Concurrent Offering.

No placement document, prospectus or product disclosure statement has been lodged with the Australian Securities and Investments Commission, in relation to the Offering. This Prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Australian Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Australian Corporations Act.

Pursuant to the North American Underwriting Agreement, the Company has agreed to pay the North American Underwriters’ Fee to the North American Underwriters for their services in connection with the distribution of the Offered Shares.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Company will arrange to electronically deposit the Offered Shares to be issued to purchasers to or for the account of the North American Underwriters with CDS on the Closing Date, against payment by the North American Underwriters to the Company of the aggregate purchase price for the Offered Shares. No certificate evidencing the Offered Shares will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary services of CDS. Purchasers of the Offered Shares will receive only a customer confirmation from the North American Underwriters or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased.

The Company has applied for the listing of the Offered Shares issuable under this Prospectus on the TSX and the NYSE. Listing will be subject to the issuer fulfilling any listing requirements of the TSX and NYSE.

The Offering is expected to close on or about October 15, 2025. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares on the date of this Prospectus will be required, by virtue of the fact that the Offered Shares initially will not settle T+1, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade such Offered Shares should consult their own advisor.

Pursuant to the rules and/or policy statements of certain Canadian provincial securities commissions, the North American Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, provided that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules administered by the Canadian Investment Regulatory Organization relating to market stabilization and passive market-making activities and a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution.

The North American Underwriters propose to offer the Offered Shares initially at the Offering Price. After the North American Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the offering price of the Offered Shares may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by those North American Underwriters who sell their proportionate share of the Offered Shares at a reduced price will be decreased by the amount that the aggregate price paid by purchasers for such Offered Shares is less than the price paid by the applicable North American Underwriters to the Company. Notwithstanding any reduction by the North American Underwriters in the offering price of the Offered Shares, the Company will still receive net proceeds of $11.476 per Offered Share after payment of the North American Underwriters’ Fee, but before payment of the other expenses of the Offering.

The Company has agreed in the North American Underwriting Agreement to reimburse the North American Underwriters for out-of-pocket expenses and reasonable legal fees in connection with the Offering.

The Company has agreed to indemnify each of the North American Underwriters and their affiliates and their respective directors, officers, employees, advisors and agents against certain liabilities and to contribute to payments that the North American Underwriters may be required to make in respect thereof.

Except as contemplated by the North American Underwriting Agreement, the Company has agreed not to, directly or indirectly, issue, offer, pledge, purchase, sell, grant any option, right or warrant to purchase or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing for a period of 90 days following the Closing Date (the “Lock-Up Period”) without the prior written consent of the North American Underwriters, other than: (i) issuing Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity plan in effect on the date of the North American Underwriting Agreement; or (ii) issuing Common Shares issuable upon the conversion, exchange or exercise of any outstanding convertible securities including warrants or options outstanding on the date of the North American Underwriting Agreement.

The Company has also agreed to cause each of its directors and executive officers to enter into lock-up agreements evidencing their agreement to not offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or any options or warrants to purchase any Common Shares, or any other securities convertible into or exchangeable for, Common Shares for a period of 90 days following the Closing Date, other than: (i) with the prior written consent of the North American Underwriters; (ii) to sell, transfer or tender locked-up securities (or any of them) to a bona fide take-over bid made to all holders of Common Shares of the Company or in connection with a merger, business combination, arrangement, consolidation, reorganization, restructuring or similar transaction (a “reorganization”) involving the Company; provided, however, that in such case it shall be a condition of the sale, transfer or tender that if such take-over bid or reorganization is not completed during the Lock-Up Period, any locked-up securities shall remain subject the lock-up; and (iii) to exercise any options or warrants provided that any underlying securities issued by the Company on such exercise remain part of the locked-up securities, except that with respect to those currently granted and outstanding options and warrants that expire during the Lock-Up Period the disposition of Common Shares there underlying shall not be restricted.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder who acquires Offered Shares under the Offering and who, for purposes of the Tax Act and at all relevant times, deals at arm’s length with, and is not affiliated with, the Company or the North American Underwriters and acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use or hold the Offered Shares in the course of carrying on a business of buying and selling securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act; (iv) that has elected to report its tax results in a “functional currency” (as defined in the Tax Act, which excludes Canadian currency); (v) that has entered or will enter into, with respect to the Offered Shares, a “derivative forward agreement” or a “synthetic disposition agreement”, as those terms are defined in the Tax Act, (vi) that receives dividends on the Offered Shares under or as part of a “dividend rental arrangement” as defined in the Tax Act or (vii) that is exempt from tax under the Tax Act. Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada (or does not deal at arm’s length with a corporation resident in Canada) that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident person, or group of persons that do not deal with each other at arm’s length for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares. This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares.

This summary is based on the facts set out in this Prospectus, the provisions of the Tax Act in force as of the date prior to the date hereof and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA and publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations, is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. The tax consequences of acquiring, holding and disposing of Offered Shares will vary according to the Holder’s particular circumstances. Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Offered Shares (including dividends, adjusted cost base and proceeds of disposition) must be computed in Canadian dollars based on the applicable exchange rate determined in accordance with the Tax Act.

Taxation of Resident Holders

The following portion of the summary applies to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (a “Resident Holder”). A Resident Holder to whom Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Offered Shares, and all other “Canadian securities” as defined in the Tax Act, held by such Resident Holder in the taxation year of the election and in all subsequent taxation years, treated as capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends on Offered Shares

Dividends (including deemed dividends) received on the Offered Shares by a Resident Holder who is an individual (other than certain trusts) will be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to “taxable dividends” received by individuals from “taxable Canadian corporations”, each as defined in the Tax Act, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limits on the ability of the Company to designate dividends as eligible dividends.

Dividends received by individuals (other than certain trusts) may give rise to minimum tax under the Tax Act, depending on the individual’s circumstances. Resident Holders who are individuals should consult their own tax advisors in this regard.

Dividends (including deemed dividends) received on the Offered Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable to pay a tax (refundable in certain circumstances) under Part IV of the Tax Act on dividends received (or deemed to be received) on the Offered Shares to the extent that such dividends are deductible in computing such Resident Holder’s taxable income. A “subject corporation” is generally a corporation (other than a private corporation) resident in Canada and controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts).

Disposition of Offered Shares

Generally, upon a disposition (or a deemed disposition) of an Offered Share (other than to the Company, unless purchased by the Company on the open market in the manner in which shares are normally purchased by any member of the public in the open market) a Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition are greater (or less) than the Resident Holder’s adjusted cost base of such share and any reasonable costs of the disposition. The adjusted cost base to the Resident Holder of an Offered Share acquired pursuant to the Offering will be determined by averaging the cost of such share with the adjusted cost base of all Common Shares owned by the Resident Holder as capital property immediately before the time of acquisition, if any. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”), realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for that year and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains realized in a particular taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains (but not against other income) realized by the Resident Holder in such years, to the extent and in the circumstances described in the Tax Act. Capital gains realized by an individual (other than certain trusts) may give rise to minimum tax.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition (or deemed disposition) of an Offered Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such share (or a share substituted for such share) to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an Offered Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act or a “substantive CCPC” as defined in the Tax Act, may be liable for an additional tax (refundable in certain circumstances) on its “aggregate investment income” which is defined in the Tax Act to include an amount in respect of taxable capital gains.

Taxation of Non-Resident Holders

This portion of the summary is applicable to a Holder who, at all relevant times, is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention, and who does not use or hold, (and is not deemed to use or hold) the Offered Shares in connection with carrying on a business (including an adventure or concern in the nature of trade) in Canada (a “Non-Resident Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Dividends on Offered Shares

Dividends paid or credited (or deemed to be paid or credited) to a Non-Resident Holder by the Company will be subject to Canadian withholding tax at the rate of 25%, subject to a reduction of such rate under the terms of an applicable income tax treaty or convention. In general, in the case of a Non-Resident Holder who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended (the “Treaty”), who is the beneficial owner of the dividend, and who qualifies for full benefits of the Treaty, the rate of such withholding tax will be reduced to 15% (or 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company). The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) of which Canada is a signatory, affects many of Canada’s tax treaties (but not the Treaty), including the ability to claim benefits thereunder. Non-Resident Holders are urged to consult their own advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of Offered Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share unless the Offered Share constitutes (or is deemed to constitute) “taxable Canadian property” of such Non-Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention (including as a result of the application of the MLI).

Provided the Offered Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, Offered Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

If the Offered Shares are taxable Canadian property of a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such Offered Shares may not be subject to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Resident Holders whose Offered Shares constitute taxable Canadian property should consult their own tax advisors.

In the event that the Offered Shares are, or are deemed to be, taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax convention or treaty (including as a result of the application of the MLI), the income tax consequences discussed above for Resident Holders, under “Taxation of Resident Holders – Disposition of Offered Shares” and “Taxation of Resident Holders – Taxation of Capital Gains and Capital Losses” will generally apply to the Non-Resident Holder, but any such Non-Resident Holder should consult its own tax advisor in this regard.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of the Offered Shares acquired pursuant to this Offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership and disposition of Offered Shares acquired pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations relevant to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal net investment income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF OFFERED SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER OR PROSPECTIVE HOLDER IS MADE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE AND LOCAL, AND APPLICABLE NON-U.S., TAX LAWS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OFFERED SHARES.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Treaty, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares acquired pursuant to this Offering that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are banks, financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Offered Shares in connection with the exercise or cancellation of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and partners or investors in such partnerships and entities) or are S corporations (and shareholders thereof); (i) are subject to special tax accounting rules in respect of the Offered Shares; (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the Company’s outstanding shares; (k) are U.S. expatriates or former long-term residents of the United States; (l) hold Offered Shares in connection with a trade or business, permanent establishment or fixed base outside the United States; (m) are subject to the alternative minimum tax; or (n) are deemed to sell Offered Shares under the constructive sale provisions of the Code. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such partners (or other owners). This summary does not address the tax consequences to any such entity or arrangement or partner (or other owner). Partners (or other owners) of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes are urged to consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holders resulting from the acquisition, ownership, and disposition of Offered Shares.

The Company believes that it was classified as a PFIC for its prior tax year, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for its current tax year and may be a PFIC in future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, the Company’s PFIC status for the current year and future years cannot be predicted with certainty as of the date of this Prospectus. Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by the Company. Each U.S. Holder should consult its own tax advisor regarding the Company’s status as a PFIC and the PFIC status of each non-U.S. subsidiary of the Company.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of the assets of the

Company either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a non-U.S. corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of any of the Company’s subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the “Default PFIC Rules Under Section 1291 of the Code” discussed below on their proportionate share of any (i) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (ii) a disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Offered Shares are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC for any tax year during which a U.S. Holder owns Offered Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether such U.S. Holder makes a “qualified electing fund” or “QEF” election under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Offered Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any excess distribution received on the Offered Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale, exchange or other taxable disposition of Offered Shares of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution received on such Offered Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Offered Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code, as discussed above), but not loss, as if such Offered Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. However, a U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the Company’s net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Company’s ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with a PFIC Annual Information Statement or other information that such U.S. Holders are required to report under the QEF rules, in the event that the Company is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Offered Shares. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Company does not provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to Offered Shares only if the Offered Shares are marketable stock. The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the U.S. Exchange Act or (c) a non-U.S. securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such non-U.S. exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Offered Shares are “regularly traded” as described in the preceding sentence, the Offered Shares are expected to be marketable stock. However, there can be no assurance that the Offered Shares will be “regularly traded” in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Offered Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (ii) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

In addition, a U.S. Holder who acquires Offered Shares from a decedent will not receive a “step up” in tax basis of such Offered Shares to fair market value unless such decedent had a timely and effect QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules (including the availability and advisability of making a QEF Election or Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

General Rules Applicable to U.S. Holders of the Acquisition, Ownership, and Disposition of Offered Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Offered Shares but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Offered Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares (see “Sale or Other Taxable Disposition of Offered Shares” below). However, the Company may not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Offered Shares will constitute ordinary dividend income. Dividends received on Offered Shares generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided the Company is eligible for the benefits of the Treaty, or the Offered Shares are readily tradable on a U.S. securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Offered Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Offered Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss, if, at the time of the sale or other taxable disposition, such Offered Shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in non-U.S. currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such non-U.S. currency based on the exchange rate applicable on the date of actual or constructive receipt, or, if applicable, the date of the settlement if the Offered Shares are traded on an established securities market (regardless of whether such non-U.S. currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the non-U.S. currency after the date of receipt may have a non-U.S. currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of non-U.S. currency.

Foreign Tax Credit

Dividends paid on the Offered Shares will be treated as non-U.S.-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Offered Shares generally will be U.S.-source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Treaty may elect to treat such gains or losses as Canadian-source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of non-U.S. taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to non-U.S. taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U. S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, the Offered Shares generally may be subject to information reporting and backup withholding tax (currently at the rate of 24%) if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OFFERED SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

RISK FACTORS

The operations of the Company are speculative due to the high-risk nature of its business which is the exploration and development of mining properties. Before making an investment decision in Offered Shares, prospective purchasers should carefully consider the information described in this Prospectus and the documents incorporated by reference herein. There are certain risks inherent in an investment in the Offered Shares, including any risk factors described herein or in a document incorporated by reference herein, which investors should carefully consider before investing. Some of the factors described herein and in the documents incorporated by reference herein are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the risk factors described herein, in the AIF or in another document incorporated by reference herein occur, it could have a material adverse effect on the business, financial condition and results of operations of the Company. Additional risks and uncertainties of which the Company currently is unaware or that are unknown or that the Company currently deems to be immaterial could have a material adverse effect on the Company’s business, financial condition and results of operation. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described herein, in the AIF or in the other documents incorporated by reference herein or other unforeseen risks.

Broad Discretion in the Use of Proceeds

The Company currently expects to apply the net proceeds it receives from the Offering and the Concurrent Offering as described under “Use of Proceeds” of this Prospectus. Management of the Company will have broad discretion in the application of the net proceeds from the Offering and the Concurrent Offering and could spend the proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business and cause the price of the Common Shares to decline. Pending their use, the Company may invest the net proceeds from the Offering in a manner that does not produce income or that loses value.

Additional Issuances of Equity Securities May Result in Dilution

The Company may issue additional equity securities in the future to finance operations, exploration, development, project construction, acquisitions or other projects. The Company cannot predict the size of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of the Common Shares. Issuances of substantial numbers of Common Shares, or the expectation that such issuances could occur, may adversely affect prevailing market prices of the Offered Shares. In connection with any additional issuance of Common Shares, investors will suffer dilution to their voting power and the Company may experience dilution in its earnings per share.

Loss of Entire Investment

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. An investment in the Offered Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Company.

Liquidity of Common Shares

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that the

Company will continue to meet the listing requirements of the TSX, NYSE and ASX or achieve listing on any other public listing exchange.

Trading Price and Volatility of Common Shares

The trading price of the Common Shares may be subject to large fluctuations. The trading price of the Common Shares may increase or decrease in response to a number of events and factors, including: the price of metals and minerals including the price of uranium; the Company’s operating performance and the performance of competitors and other similar companies; exploration and development of the Company’s properties; the public’s reaction to the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; changes in general economic conditions; the number of Common Shares to be publicly traded after the Offering; the arrival or departure of key personnel; and acquisitions, strategic alliances or joint ventures involving the Company or its competitors.

In addition, the market price of the Common Shares is affected by many variables not directly related to the Company’s success and not within the Company’s control, including, but not limited to: developments that affect the market for all resource sector shares; the breadth of the public market for the Common Shares; and the attractiveness of alternative investments. In addition, securities markets have recently experienced an extreme level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. As a result of these and other factors, the Company’s share price may be volatile in the future and may decline below the price at which an investor acquired its shares. Accordingly, investors may not be able to sell their securities at or above their acquisition cost.

Negative Operating Cash Flow and Dependence on Third-Party Financing

The Company has no source of operating cash flow and there can be no assurance that the Company will ever achieve profitability. Accordingly, the Company is dependent on third-party financing to continue exploration and development activities on the Company’s properties, maintain capacity and satisfy contractual obligations. Accordingly, the amount and timing of expenditures depends on the Company’s cash reserves and access to third-party financing. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company’s properties, including the Rook I Project, or require the Company to sell one or more of its properties (or an interest therein).

In the long-term, the Company’s success will depend on continued exploration, development and mining activities on its existing properties, which will ultimately determine the Company ability to achieve and maintain profitability and positive cash flow from operations, by developing the properties into profitable mining activities. The economic viability of mining activities, including the expected duration and profitability of the Rook I Project, has many risks and uncertainties.

U.S. Shareholders May Face Adverse U.S. Federal Income Tax Consequences if the Company is a PFIC

If the Company is a PFIC for any taxable year that is included in the holding period of a purchaser of Offered Shares that is subject to United States federal taxation, the purchaser may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. The actual PFIC status of the Company for any taxable year, however, will not be determinable until after the end of such taxable year. U.S. investors should refer to “Certain United States Federal Income Tax Considerations” and consult their own tax advisors regarding the possible application of the PFIC rules.

Completion of the Concurrent Offering

There can be no certainty that the Concurrent Offering will be completed. The Concurrent Offering is subject to normal commercial risks that the Concurrent Offering may not be completed on the terms negotiated, or at all. Although it is expected that all of the closing conditions pursuant to the Concurrent Offering will be satisfied, there is no certainty that such conditions will be satisfied or waived on a timely basis, or at all. If closing of the Concurrent Offering does not take place as contemplated, the Company could suffer adverse consequences, including the loss of investor confidence.

MATERIAL CONTRACTS

The only material contract the Company has entered into since the date of the AIF is the North American Underwriting Agreement with respect to the Offering.

LEGAL PROCEEDINGS

As of the date of this Prospectus, the Company is not subject to any material proceedings or regulatory action.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Professional Accountants, 11th Floor, 777 Dunsmuir Street, Vancouver, BC V7Y 1K3.

KPMG LLP has confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Toronto and Vancouver, British Columbia.

INTERESTS OF EXPERTS

Mr. Kevin Small, P.Eng., former Senior Vice President, Engineering and Operations for NexGen and a “qualified person” within the meaning of NI 43-101 reviewed or approved certain scientific and technical information included in the documents incorporated by reference herein. As Mr. Small is no longer employed by NexGen, the Company is no longer relying upon the work of Mr. Small and Mr. Simon Allard, P.Eng., Vice President, Commercial should now be regarded as the expert with respect to the portions of the scientific and technical information previously attributed to Mr. Small. To the knowledge of the Company as of the date hereof, Mr. Allard, is the registered or beneficial owner, directly or indirectly, in the aggregate, of less than 1% of the outstanding Common Shares and does not otherwise have any direct or indirect interest in the property of the Company.

Certain scientific and technical information relating to the Rook I Project contained in the documents incorporated by reference herein is derived from the NI 43-101 technical report titled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 10, 2021 (the “Rook I FS Technical Report”). The Rook I FS

Technical Report was authored by: (i) Mr. Mark Hatton, P.Eng. of Stantec Consulting Ltd (“Stantec”); (ii) Mr. Paul O’Hara, P.Eng., formerly of Wood Canada Limited (“Wood”); and (iii) Mr. Mark Mathisen, C.P.G., of Roscoe Postle Associates (USA) Ltd. (“RPA”) (now a part of SLR International Corporation). Each of Mr. Hatton and Mr. Mathisen is a “qualified person” and “independent” of the Company within the meaning of 43-101. Each of Stantec, Wood and RPA are also independent in accordance with the requirements of NI 43-101. Mr. O’Hara was a “qualified person” and “independent” of the Company within the meaning of NI 43-101 as at the date of the Rook I FS Technical Report. Mr. O’Hara has since retired from Wood, and accordingly, the Company is no longer relying upon the work of Mr. O’Hara. Wood should now be regarded as the expert with respect to the portions of the Rook I FS Technical Report previously attributed to Mr. O’Hara.

To the knowledge of NexGen as of the date hereof, each of Messrs. Hatton, O’Hara, and Mathisen, and Stantec, Wood and RPA (now a part of SLR International Corporation) and each of their respective partners, employees and consultants who participated in the preparation of the Rook I FS Technical Report, or who were in a position to influence the outcome of such reports, is the registered or beneficial owner, directly or indirectly, of less than 1% of the outstanding Common Shares.

LEGAL MATTERS

Certain legal matters relating to the Offering will be passed upon on behalf of the Company by Farris LLP with respect to Canadian law matters and by Dorsey & Whitney LLP with respect to United States law matters, and on behalf of the North American Underwriters by Blake, Cassels & Graydon LLP with respect to Canadian law matters and by Skadden, Arps, Slate, Meagher & Flom LLP with respect to United States law matters. As of the date of this Prospectus, the partners and associates of Farris LLP, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company. As of the date of this Prospectus, the partners and associates of Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the U.S. Registration Statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) consents of the Company’s auditors and experts; (iii) any underwriting agreement that is required to be filed, and (iv) powers of attorney from the Company’s directors and officers.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

NexGen Energy Ltd. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we may indemnify a director, former director, officer or former officer and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of our company, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description
3.1*	Underwriting Agreement

4.1	Annual Information Form for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2024, filed with the Commission on March 4, 2025) (File No. 001-38072).

4.2	Audited Consolidated Financial Statements as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the reports of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2024, filed with the Commission on March 5, 2025) (File No. 001-38072).

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2024, filed with the Commission on March 4, 2025) (File No. 001-38072).

4.4	Management Information Circular, dated May 1, 2025, prepared in connection with the annual general and special meeting of shareholders held on June 17, 2025 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd. containing such document, filed with the Commission on May 9, 2025) (File No. 001-38072).

4.5	Unaudited interim consolidated financial statements as at June 30, 2025 and for the three and six months ended June 30, 2025 and 2024, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd. containing such document filed with the Commission on August 6, 2025) (File No. 001-38072).

4.6	Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2025 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of NexGen Energy Ltd. containing such document filed with the Commission on August 6, 2025) (File No. 001-38072).

5.1	Consent of KPMG LLP

5.2**	Consent of Wood Canada Limited

5.3**	Consent of Mark B. Mathisen, C.P.G.

5.4**	Consent of Mark Hatton, P.Eng.

5.5*	Consent of Jason Craven, P.Geo.

5.6*	Consent of Simon Allard, P.Eng.

6.1**	Powers of Attorney.

107**	Calculation of Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

NexGen Energy Ltd. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

NexGen Energy Ltd. has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of NexGen Energy Ltd. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NexGen Energy Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on October 2, 2025.

NEXGEN ENERGY LTD.

By:	/s/ Leigh R. Curyer
Name: Leigh R. Curyer
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on October 2, 2025.

Signature	Title

/s/ Leigh R. Curyer Leigh R. Curyer	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Benjamin Salter Benjamin Salter	Chief Financial Officer (Principal Financial and Principal Accounting Officer)

* Christopher McFadden	Chairman of the Board of Directors

* Sharon Birkett	Director

* Warren Gilman	Director

* Karri Howlett	Director

* Ivan Mullany	Director

* Richard Patricio	Director

* Sybil Veenman	Director

* Brad Wall	Director

*By: /s/ Leigh R. Curyer
Leigh R. Curyer Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of NexGen Energy Ltd. in the United States, on October 2, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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